Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201596
Prospectus Supplement No. 39
(to Prospectus dated February 25, 2015)

2,724,000 Units Consisting of
Shares of Series E Convertible Preferred Stock and
Series C Warrants, each to Purchase One Share of Common Stock

This prospectus supplement supplements the prospectus dated February 25, 2015, as supplemented by prospectus supplement No. 1 dated April 20, 2015, prospectus supplement No. 2 dated April 22, 2015, prospectus supplement No. 3 dated April 23, 2015, prospectus supplement No. 4 dated May 14, 2015, prospectus supplement No. 5 dated June 2, 2015, prospectus supplement No. 6 dated June 15, 2015, prospectus supplement No. 7 dated June 23, 2015, prospectus supplement No. 8 dated August 6, 2015, prospectus supplement No. 9 dated August 12, 2015, prospectus supplement No. 10 dated August 28, 2015, prospectus supplement No. 11 dated September 1, 2015, prospectus supplement No. 12 dated September 4, 2015, prospectus supplement No. 13 dated September 10, 2015, prospectus supplement No. 14 dated September 15, 2015, prospectus supplement No. 15 dated September 16, 2015, prospectus supplement No. 16 dated September 18, 2015, prospectus supplement No. 17 dated September 21, 2015, prospectus supplement No. 18 dated September 22, 2015, prospectus supplement No. 19 dated September 24, 2015, prospectus supplement No. 20 dated October 20, 2015, prospectus supplement No. 21 dated November 15, 2015, prospectus supplement No. 22 dated December 8, 2015, prospectus supplement No. 23 dated December 11, 2015, prospectus supplement No. 24 dated December 21, 2015,prospectus supplement No. 25 dated December 29, 2015, prospectus supplement No. 26 dated December 29, 2015 and prospectus supplement No. 27 dated December 29, 2015 (the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series E Convertible Preferred Stock and Series C Warrants that were part of the units (the “Units”) we issued in our public offering, which closed initially on March 2, 2015 (the “Offering”). The securities underlying the Series E Convertible Preferred Stock include 10,896,000 shares of our common stock issuable upon conversion of the Series E Convertible Preferred Stock and shares of our common stock issuable upon the exercise of the Series C Warrants.

On August 25, 2015 each Unit separated into its component parts: one share of Series E Convertible Preferred Stock and eight Series C Warrants. Each share of Series E Convertible Preferred Stock is convertible at the option of the holder into four common shares. The Series C Warrants have a cash exercise price of $2.55. This prospectus also covers the shares of common stock issuable from time to time upon the exercise of the Series C Warrants. This prospectus also covers the Units and underlying securities issuable upon exercise of the unit purchase option to be issued to the underwriters.

This prospectus supplement incorporates into our Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 16, 2016.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GBSN”. On February 18, 2016, the closing sale price of our common stock on The NASDAQ Capital Market was $0.22 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK
FACTORS” BEGINNING ON PAGE 14 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 19, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2016

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed on the Current Report on Form 8-K filed with the SEC on December 29, 2015, on December 28, 2015, Great Basin Scientific, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) in relation to the issuance and sale by the Company to certain buyers as set forth in the Schedule of Buyers attached to the SPA (the “Buyers”) of $22.1 million aggregate principal amount of senior secured convertible notes (the “Notes”) and related Series D common stock purchase warrants (the “Warrants”) exercisable to acquire 3,503,116 shares of common stock. In accordance with the terms of the SPA, the Company agreed to provide certain registration rights under the United States Securities Act of 1933, as amended and the rules and regulations thereunder pursuant to the Registration Rights Agreement by and between the Company and the Buyers (the “Registration Rights Agreement”) entered into December 30, 2015.

Effective February 16, 2016, the Company and certain of the Buyers holding enough of the Notes and Warrants to constitute the Required Holders under Section 9 (e) of the SPA and Section 10 of the Registration Rights Agreement entered into Amendment Agreement No.1 to the Registration Rights Agreement (the “Amendment Agreement”), whereby the Company and the Buyers agreed to, (i) extend the deadline for filing the initial registration statement required thereunder registering our shares of common stock issuable upon conversion of the Notes and exercise of the Warrants to February 29, 2016, (ii) extend the deadline for bringing such registration statement effective to March 30, 2016 if the SEC doesn’t review such registration statement and April 14, 2016 if the SEC does review such registration statement, (iii) decrease the number of shares of our common stock we are required to register pursuant to the Registration Rights Agreement in the case where such number exceeds our authorized capital that is either reserved for issuance under the Notes and the Warrants or unreserved and (iv) covenant that outside of shares of our common stock reserved for issuance on February 13, 2016 and shares of common stock to be issued or issuable pursuant to the securities to be issued under the Company’s public offering on the Company’s Registration Statement on Form S-1 (File No. 333-207761), the Company will not reserve shares of common stock for issuance unless (i) a number of shares of common stock equal to least 120,000,000 or such additional number of shares of common stock as shall then be necessary to effect the conversion of all of the Notes and the exercise of all of the Series D Warrants then outstanding (in each case, without regard to any limitations on conversions or exercises) have been reserved for the issuance and (ii) all shares of common stock required to be registered on that date pursuant to the terms of the Registration Rights Agreement, as amended, without giving effect to any cutbacks provided for in Section 1(cc) or Section 1(g) of the Registration Rights Agreement, as amended, related to a reduction due to insufficient authorized and unreserved shares of common stock have been either registered under an effective registration statement or filed with the SEC under a registration statement within the timeframe required for such filing under the Registration Rights Agreement and the Company have no reason to believe such registration statement will not be made effective by the applicable deadline set forth in the registration rights agreement.

The Amendment Agreement also contains a waiver whereby the holders waived (i) any breach of the Registration Rights Agreement prior to the date of the Amendment Agreement under Section 2(a) of the Registration Rights Agreement for the Company’s failure to file the Initial Registration Statement (as defined in the Registration Rights Agreement) by the Initial Filing Deadline, prior to this Amendment Agreement and (ii) the Holder’s right to Registration Delay Payments (as defined under the Registration Rights Agreement) prior to the date of the Amendment Agreement for the Company’s failure to file the Initial Registration Statement (as defined in the Registration Rights Agreement) by the Initial Filing Deadline, prior to this Amendment Agreement, and (b) any Event of Default (as defined in the Notes) under Section 4(a)(i) thereof for the Company’s failure to file the Initial Registration Statement (as defined in the Registration Rights Agreement) by the Initial Filing Deadline, prior to the Amendment Agreement.

The foregoing is a summary description of the material terms of the Amendment Agreement and is qualified in its entirety by the text of the Amendment Agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference to this Item 1.01.

Item 3.03	Material Modifications to Rights of Security Holders

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 9.01	Financial Statements and Exhibits

EXHIBIT	DESCRIPTION

10.1	Form of Amendment Agreement to the Registration Rights Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: February 16, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Form of Amendment Agreement to the Registration Rights Agreement